UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:
May 4, 2005

(Date of Earliest Event Reported: April 30, 2005)

EL PASO CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	1-14365	76-0568816
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

El Paso Building
1001 Louisiana Street
Houston, Texas 77002

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (713) 420-2600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On March 30, 2005, we announced that John W. Somerhalder II, Executive Vice President of El Paso Corporation, and president of El Paso’s pipeline group, will be leaving the company.  Effective April 30, 2005, El Paso entered into an Agreement and General Release (the “Agreement”) with Mr. Somerhalder pursuant to which Mr. Somerhalder’s separation of employment with the company became effective.  Under the Agreement, El Paso agreed to provide severance benefits to Mr. Somerhalder under El Paso’s existing severance pay plan in the amount of $642,000.00. El Paso also agreed to provide Mr. Somerhalder with a prorationing of his incentive compensation for 2005, which included one third of his target 2005 annual cash incentive bonus in the amount of $203,300.00, a cash equivalent in the amount of $12,815.00 equal to the pro-rated value of a 2005 equity award had he received that grant and eight months of continued medical coverage subject to his payment of the required contributions.  Upon his departure, Mr. Somerhalder had 95,000 vested non-qualified stock options and 49,531 shares of vested restricted stock.  These awards are subject to the terms of the original grant and the plans from which the awards were granted.  Mr. Somerhalder’s total pension benefit will be determined under El Paso’s pension plan and supplemental benefits plan.  The Agreement becomes irrevocable seven days following signature of the Agreement by Mr. Somerhalder. A copy of the Agreement is attached hereto as Exhibit 10.A.

In addition, El Paso intends to enter into a Professional Services Agreement (“Services Agreement”) with Mr. Somerhalder pursuant to which Mr. Somerhalder will provide consulting services to El Paso on various pipeline projects for a fee of $41,000 per month for a period of twelve months, subject to certain earlier termination rights set forth in the Services Agreement.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit
Number	Description

10.A	Agreement and General Release dated May 4, 2005, by and between El Paso Corporation and John W. Somerhalder II.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EL PASO CORPORATION

By:	/s/ Jeffrey I. Beason
Jeffrey I. Beason
Senior Vice President and Controller
(Principal Accounting Officer)

 Dated:  May 4, 2005

EXHIBIT INDEX

Exhibit
Number	Description

10.A	Agreement and General Release dated May 4, 2005, by and between El Paso Corporation and John W. Somerhalder II.